Exhibit 2.1

TERMINATION AND TRANSITION AGREEMENT

DATED AS OF MARCH 18, 2013

BY AND AMONG

NPS PHARMACEUTICALS, INC.,

TAKEDA GmbH,

AND

TAKEDA PHARMA A/S

TERMINATION AND TRANSITION AGREEMENT

THIS TERMINATION AND TRANSITION AGREEMENT (this “Agreement”) is made and entered into as of March 18, 2013 (the “Effective Date”), by and among NPS Pharmaceuticals, Inc., a Delaware corporation (“NPS”), Takeda GmbH, a German company (formerly known as Nycomed GmbH) (“Takeda GmbH”), and Takeda Pharma A/S, a Danish company (formerly known as Nycomed Danmark ApS) (“Takeda Pharma” and, together with Takeda GmbH, “Takeda”).  NPS and Takeda are sometimes referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, NPS Allelix Corp., a Canadian corporation (“NPS Allelix”), and Takeda Pharma previously entered into a License Agreement dated as of July 2, 2007 (as amended, the “Preotact License Agreement”);

WHEREAS, NPS Allelix, NPS and Takeda GmbH previously entered into a Distribution and License Agreement dated as of September 25, 2007 (as amended, the “Revestive License Agreement”);

WHEREAS, NPS Allelix has assigned its interests in each of the Preotact License Agreement and the Revestive License Agreement to NPS;

WHEREAS, pursuant to Section 16.2 of the Preotact License Agreement, Takeda Pharma has notified NPS that it is terminating the Preotact License Agreement;

WHEREAS, Takeda GmbH and NPS desire to terminate the Revestive License Agreement; and

WHEREAS, in addition to the terminating the Preotact License Agreement and the Revestive License Agreement, the Parties desire to carry out the transactions contemplated by this Agreement, including the issuance by NPS to Takeda of shares of NPS’s Common Stock, par value $0.001 per share (the “NPS Common Stock”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS

1.1                               Defined Terms.  When used herein, the following terms shall have the following respective meanings:

(a)                                 “Additional Contracts” means those contracts set forth on Schedules 10.2(a)(ii) and Schedule 10.2(b)(ii).

(b)                                 “Additional Assigned Contracts” has the meaning set forth in Section 3.4(e).

(c)                                  “Adverse Ruling” has the meaning set forth in Section 13.2(a).

(d)                                 “Affiliate” means a person, corporation or other business entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party.  For purposes of this definition only, “control” and, with corresponding meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided, however, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

(e)                                  “Assigned Contracts” means the Initial Assigned Contracts and the Additional Assigned Contracts.

(f)                                   “Assignment Date” has the meaning set forth in Section 3.4(f).

(g)                                  “API” means active pharmaceutical ingredient.

(h)                                 “Assets” means the Purchased Assets and the Industrial Design Rights.

(i)                                     “Assumed Liabilities” has the meaning set forth in Section 3.7.

(j)                                    “Auditor” has the meaning set forth in Section 7.1(c).

(k)                                 “Breaching Party” has the meaning set forth in Section 13.2(a).

(l)                                     “Claim Notice” has the meaning set forth in Section 11.3(b).

(m)                             “Commercially Reasonable Efforts” means such prompt, substantial and persistent efforts as global research-based pharmaceutical company desirous of achieving the applicable result would use in similar circumstances.

(n)                                 “Confidential Information” means, subject to Sections 9.2 and 9.3, any and all information or material that, has been or is provided or communicated to the receiving Party by or on behalf of the disclosing Party, at any time before the Effective Date with respect to the Preotact License Agreement or the Revestive License Agreement and at any time before or after the Effective Date with respect to this Agreement, or in connection with the transactions contemplated hereby or thereby or any discussions or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefrom.  Confidential Information may be disclosed to the receiving Party either orally, visually, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

(o)                                 “Controlling Party” has the meaning set forth in Section 11.3(b).

(p)                                 “Default Notice” has the meaning set forth in Section 13.2(a).

(q)                                 “DOJ” has the meaning set forth in Section 7.3.

(r)                                    “Election Date” has the meaning set forth in Section 3.4(e).

(s)                                   “Encumbrance” means, with respect to any Asset, any mortgage, lien, license, pledge, security interest or encumbrance.

(t)                                    “Equipment” means the items of equipment identified on Schedule 3.1(l).

(u)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted thereunder.

(v)                                 “Excluded Product Assets” has the meaning set forth in Section 3.3.

(w)                               “EXW Inventory” has the meaning set forth in Section 3.5(f).

(x)                                 “Force Majeure” has the meaning set forth in Section 14.4.

(y)                                 “FTC” has the meaning set forth in Section 7.3.

(z)                                  “GAAP” has the meaning set forth in Section 10.4(d).

(aa)                          “Governmental Authority” means any supranational, international, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including the European Medicines Agency and any successor agency thereto or any corresponding foreign agency.

(bb)                          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(cc)                            “Indemnification Certificate” has the meaning set forth in Section 11.3.

(dd)                          “Indemnified Party” has the meaning set forth in Section 11.3.

(ee)                            “Indemnifying Party” has the meaning set forth in Section 11.3.

(ff)                              “Industrial Design Rights” has the meaning set forth in the SHL Development Agreement.

(gg)                            “Initial Assigned Contracts” means those contracts set forth on Schedule 10.2(a)(i) and Schedule 10.2(b)(i) that are noted with an asterisk (*).

(hh)                          “Initial Consideration Shares” has the meaning set forth in Section 6.1.

(ii)                                  “Initial Consideration Shares Lock-Up Period” has the meaning set forth in Section 6.2.

(jj)                                “Initial Quarter” has the meaning set forth in Section 7.1(a).

(kk)                          “Inventory” shall mean the materials set forth on Schedules 10.2(c) and Schedule 10.2(d).

(ll)                                  “Liabilities” means any debts, liabilities, obligations, taxes, commitments, claims or complaints, whether accrued or fixed, known or unknown, fixed or contingent.

(mm)                  “License Agreements” shall mean the Preotact License Agreement and the Revestive License Agreement.

(nn)                          “Loss” means each and all of the following items to the extent actually incurred: Liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement and reasonable costs and expenses incurred in connection therewith, including reasonable costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel.

(oo)                          “Market” means each country or jurisdiction for which a Marketing Authorization is set forth on Schedule 10.2(l).

(pp)                          “Marketing Authorization” means each grant of registration, approval or license provided by the relevant Governmental Authority with respect to a country or jurisdiction for the importation, storage, promotion, sale or distribution of a Product in such country or jurisdiction.

(qq)                          “Milestone Payment” has the meaning set forth in Section 7.2.

(rr)                                “Milestone Shares Closing” has the meaning set forth in Section 7.2.

(ss)                              “Milestone Shares Closing Date” has the meaning set forth in Section 7.2.

(tt)                                “Milestone Shares” has the meaning set forth in Section 7.2.

(uu)                          “Net Sales” means, with respect to any period, the gross invoiced commercial sales of Preotact and Revestive during such period by NPS, its Affiliates, licensees, and sublicensees, and Transferees to Third Parties less the following deductions to the extent included in the gross invoiced sales price for Preotact and Revestive or otherwise directly paid, allowed, accrued, or incurred by NPS, its Affiliates, licensees or sublicensees, or Transferees with respect to the sale of Preotact and Revestive during such period:

(i)                                     quantity or cash discounts, credits, retroactive price reductions, rebates, allowances and adjustments granted, to the extent usual and customary in the pharmaceutical industry and consistent with NPS’s usual course of dealing for its products other than Preotact and Revestive (including government mandated and managed healthcare negotiated rebates);

(ii)                                  amounts repaid, credited or written off by reason of rejections, recalls, billing errors and returns;

(iii)                               sales, excise, turnover, inventory, value-added, and similar taxes assessed on the sale of Preotact and Revestive (other than income taxes of NPS, its Affiliates, licensees, sublicensees or Transferees), and import and customs duties;

(iv)                              transportation, importation, shipping, insurance and other handling expenses; and

(v)                                 that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of Preotact or Revestive.

Notwithstanding the foregoing, in any case where Preotact or Revestive is sold or otherwise disposed of in a transaction that is not an arm’s length sale of such Product exclusively for cash that is separate from any sale or disposition of other products or of services, Net Sales shall mean the greatest of:

(1)                                 the Net Sales amount for Preotact or Revestive sold in such transaction determined as provided above, with any non-cash consideration attributable to such transaction valued at fair market value;

(2)                                 if there has been any arm’s length sale of Preotact or Revestive separate from any sale or disposition of other products or of services to a non-licensee, non-sublicensee or non-Transferee Third Party, the Net Sales amount, determined as provided above, for the most contemporaneous such sale; or

(3)                                 if there has been no such arm’s length sale, the fraction of the overall value of such transaction reasonably attributed to such Product sold in such transaction, with any non-cash consideration attributable to such transaction valued at fair market value.

For sake of clarity, sales by NPS, its Affiliates, licensees or sublicensees, or Transferees to distributors and wholesalers shall be considered sales to Third Parties.

(vv)                          “Non-breaching Party” has the meaning set forth in Section 13.2(a).

(ww)                      “Non-controlling Party” has the meaning set forth in Section 11.3(b).

(xx)                          “NPS Confidential Information” has the meaning set forth in Section 9.2.

(yy)                          “NPS Indemnitees” has the meaning set forth in Section 11.1.

(zz)                            “NPS Recognized Agents” has the meaning set forth in Section 5.1.

(aaa)                   “NPS Released Parties” has the meaning set forth in Section 12.2.

(bbb)                   “Permitted Encumbrance” means any (i) Encumbrance for taxes not yet due or delinquent or for those taxes being contested in good faith by appropriate proceedings; and (ii) Encumbrance caused by law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Asset subject thereto or affected thereby in the ordinary course of business.

(ccc)                      “Preotact” means Product as defined in the Preotact License Agreement (and regardless of the trademark under which it may be sold or distributed).

(ddd)                   “Preotact Finished Product Packs” means the finished packs of Preotact identified on Schedule 3.3 under the heading “Preotact Finished Product Packs”.

(eee)                      “Press Release” has the meaning set forth in Section 9.4.

(fff)                         “Products” means Preotact and Revestive.

(ggg)                      “Purchased Assets” has the meaning set forth in Section 3.1.

(hhh)                   “Purchase Order Obligation” means, with respect to any contract, any obligation to purchase products and services (including scheduled manufacturing campaigns) ordered thereunder by Takeda or its Affiliates prior to the Effective Date but not delivered or performed as of the Effective Date, which obligation was incurred under a purchase order, work order or other similar instrument separate from such contract.

(iii)                               “Qualifying Change of Control” means the occurrence of one of the following events: (i) the acquisition of NPS by, or consolidation or merger of NPS with, any Third Party in which the holders of NPS’s outstanding voting securities immediately prior to such transaction own voting securities representing fifty percent (50%) or less of the voting power of the corporation or other entity surviving such transaction immediately after such transaction; (ii) the sale or other transfer to a Third

Party of all or substantially all of NPS’s business and assets; (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of outstanding NPS voting securities having more than fifty percent (50%) of the total voting power of such securities; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of NPS (together with any new directors whose election to such board or whose nomination for election by the stockholders of NPS was approved by a vote of a majority of the directors (or of a nominating or a similar committee) then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office.

(jjj)                            “Regulatory Approval” means, with respect to a Product for a country or jurisdiction, any and all approvals (including Marketing Authorizations), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to commercially distribute, sell or market such Product in such country, jurisdiction or any subdivision thereof, including, where applicable, (i) pricing or reimbursement approvals, (ii) pre- and post-approval marketing authorizations, and (iii) labeling approvals.

(kkk)                   “Regulatory Documentation” means, with respect to a Product, all (i) applications (including all clinical trial authorization applications and Regulatory Approval applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals) for such Product, (ii) correspondence and reports necessary to commercially distribute, sell or market such Product submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

(lll)                               “Retained Liabilities” has the meaning set forth in Section 3.6.

(mmm)       “Retained Vials” has the meaning set forth in Section 3.5(g).

(nnn)                   “Revestive” means Product as defined in the Revestive License Agreement (and regardless of the trademark under which it may be sold or distributed).

(ooo)                   “Revestive Packaging” has the meaning set forth in Section 3.5(g).

(ppp)                   “Royalty Obligations” means the obligations, if any, of Takeda Pharma to report and pay royalties pursuant to and in accordance with the Preotact License Agreement with respect sales of Preotact made by Takeda Pharma and its Affiliates on or after January 1, 2013, including, if applicable, sales pursuant to Section 3.6(b).

(qqq)                   “Sales Milestone” means the achievement in a single calendar year of Net Sales exceeding seven hundred fifty million dollars (US $750,000,000).

(rrr)                            “Sales Milestone Date” means the last day of the calendar quarter in which the Sales Milestone is achieved.

(sss)                         “SEC Reports” has the meaning set forth in Section 10.4(d).

(ttt)                            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(uuu)                   “Shares” has the meaning set forth in Section 7.2.

(vvv)                   “SHL Development Agreement” means that certain Development Agreement, dated as of February 1, 2010, as amended, by and between Takeda Pharma and SHL Group AB.

(www)             “South Africa Application” means the Marketing Authorization application for Preotact filed by Takeda with the Medicines Control Council of South Africa on January 5, 2005.

(xxx)                   “South Africa MA” has the meaning set forth in Section 3.4(d).

(yyy)                   “Takeda Confidential Information” has the meaning set forth in Section 9.3.

(zzz)                      “Takeda Indemnitees” has the meaning set forth in Section 11.2.

(aaaa)            “Takeda Released Parties” has the meaning set forth in Section 12.1.

(bbbb)            “Third Party” shall mean any person or entity other than a Party or any of its Affiliates, including any Governmental Authority.

(cccc)                “Trading Market” means any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market (or any successors to any of the foregoing).

(dddd)            “Transaction Agreements” means this Agreement and all other agreements and documents contemplated by this Agreement.

(eeee)                “Transferee” means any Third Party that acquires an ownership interest in Preotact or Revestive after the Effective Date.

(ffff)                    “Transition Coordinator” has the meaning set forth in Section 4.3.

(gggg)                “Transition Services” has the meaning set forth in Section 4.2.

(hhhh)            “VAT” has the meaning set forth in Section 3.9(b).

(iiii)                          “VWAP” means, with respect to any date on which a determination is required, (i) if the NPS Common Stock is listed for trading on any Trading Market, a price, rounded to the nearest cent, equal to (A) the sum of the following product determined for each trading day in the specified number of consecutive trading days: (1) the last sale price of the NPS Common Stock on the Trading Market on the trading day as finally reported by Bloomberg Financial L.P. (based on a business day from 9:30 a.m. to 4:02 p.m. Eastern Time), multiplied by (2) the number of shares of the NPS Common Stock that were traded on such trading day on the Trading Market, divided by (B) the aggregate number of shares of the NPS Common Stock that were traded on such trading days, and (ii) if the NPS Common Stock is not listed for trading on any Trading Market on the date of such calculation (or on any trading day during the relevant number of trading days immediately preceding the date of such determination), the fair market value of the NPS Common Stock determined pursuant to an appraisal process mutually satisfactory to NPS and Takeda.

2.                                      TERMINATION OF PREOTACT LICENSE AGREEMENT AND REVESTIVE LICENSE AGREEMENT

2.1                               Termination of Preotact License Agreement.  In accordance with Takeda Pharma’s termination of the Preotact License Agreement pursuant to Section 16.2 thereof, the Preotact License Agreement is hereby terminated in all respects and of no further force or effect. Notwithstanding any provision of the Preotact License Agreement to the contrary, no term or provision of the Preotact License Agreement shall survive such termination, it being expressly understood and agreed by the Parties that this Agreement constitutes the entire agreement between the Parties with respect to the consequences of termination of the Preotact License Agreement; provided that the Royalty Obligations shall survive such termination.

2.2                               Termination of Revestive License Agreement.  The Revestive License Agreement is hereby terminated in all respects and of no further force or effect.  Notwithstanding any provision of the Revestive License Agreement to the contrary, no term or provision of the Revestive License Agreement shall survive such termination, it being expressly understood and agreed by the Parties that this Agreement constitutes the entire agreement between the Parties with respect to the consequences of termination of the Revestive License Agreement.

3.                                      ASSIGNMENT OF ASSETS

3.1                               Sale of Purchased Assets.  Pursuant to the terms and subject to the conditions of this Agreement, Takeda hereby sells, transfers, conveys, and assigns, or causes its Affiliates to sell, transfer, convey, and assign, to NPS or its designee, and NPS hereby accepts from Takeda (or its Affiliates), all of Takeda’s or such Affiliates’ right, title and interest as of the Effective Date in and to all documents, contracts, rights, licenses, permits, materials and other items to the extent relating exclusively to Preotact or Revestive and owned or controlled by Takeda or its Affiliates, other than (i) the South

Africa Application, (ii) the Excluded Product Assets and (iii) the Additional Contracts (collectively, the “Purchased Assets”), including:

(a)                                 all Regulatory Approvals listed on Schedule 10.2(l);

(b)                                 all Regulatory Documentation;

(c)                                  all data, materials (including tissue samples and other biological and other chemical materials) and records relating to pre-clinical, clinical, regulatory, manufacturing and marketing/commercial activities (including historical sales data, customer lists, market development, market research, market planning, promotional materials and physician targeting), including the records in the RR Donnelley Venue data room for the Products established by Takeda (except for such records that are Excluded Product Assets or Additional Contracts);

(d)                                 all trademarks, logos and internet domain name registrations and industrial design rights set forth on Schedule 3.1(d);

(e)                                  all patents and patent applications set forth on Schedule 3.1(e),

(f)                                   all trade secrets and know how;

(g)                                  all country-specific pricing and reimbursement dossiers or official communications, patient advocacy materials, forecasts and pharmacoeconomic analysis;

(h)                                 all books and records related to (i) research, development, regulatory, manufacturing and commercial data and plans for current and future Preotact delivery systems and devices and (ii) research into current Preotact manufacturing problems and potential solutions;

(i)                                     all books and records related to (i) research, development, regulatory, manufacturing and commercial data and plans for current and future Revestive delivery systems and devices and (ii) research and development of synthetic processes for the manufacturing of Revestive;

(j)                                    the Initial Assigned Contracts;

(k)                                 the Inventory; and

(l)                                     the Equipment;

in the case of (b), (c), (f), (g), (h) and (i), to the extent relating exclusively to Preotact or Revestive and owned or controlled by Takeda or its Affiliates.

3.2                               Licensed Assets.  Subject to the terms and conditions of this Agreement, Takeda, on behalf of itself and its Affiliates, hereby grants to NPS an irrevocable, worldwide, non-exclusive, royalty-free license with right to grant sublicenses, to all Industrial Design Rights, including the Industrial Design Rights set forth on Schedule

3.2, so long as the Industrial Design Rights are owned by Takeda.  NPS expressly acknowledges and agrees that the license granted pursuant to this Section 3.2 with respect to the Industrial Design Rights is subject in all respects to the terms and conditions of the SHL Development Agreement, including Section 8.5 thereof regarding ownership of the Industrial Design Rights.

3.3                               Excluded Assets.

(a)                                 The Assets do not include (i) the items set forth on Schedule 3.3 or (ii) any rights, claims or causes of action (including warranty claims) of Takeda or its Affiliate under (A) any Initial Assigned Contract related to products supplied or services provided to Takeda or its Affiliates prior to the Effective Date and (B) any Additional Assigned Contract related to products supplied or services provided to Takeda or its Affiliates prior to the Assignment Date therefor ((i) and (ii) collectively, the “Excluded Product Assets”).

(b)                                 NPS shall not acquire pursuant to this Agreement any assets, rights or properties of Takeda or its Affiliates of any kind or nature, real or personal, tangible or intangible, other than the right, title and interest of Takeda and its Affiliates in and to the Purchased Assets and the license to the Industrial Design Rights as described herein, subject to the terms and conditions set forth herein.

(c)                                  Takeda represents and warrants that, other than the South Africa Application, the Excluded Product Assets, the Additional Contracts and the Assets, Takeda and its Affiliates do not own or control any assets that were used by Takeda or its Affiliates in the development, commercialization, or manufacturing of the Products and that are material and unique to the Products.

3.4                               Assignment of Contracts and Regulatory Approvals.

(a)                                 Takeda shall use Commercially Reasonable Efforts to obtain any Third Party consents required to assign the Initial Assigned Contracts as soon as practicable following the Effective Date; provided that in no event shall Takeda be required to expend any funds in connection therewith.  To the extent that Takeda’s or its Affiliate’s rights under any Initial Assigned Contract may not be assigned without the consent of a Third Party, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  Until consent for an Initial Assigned Contract is obtained, Takeda or its Affiliate, to the maximum extent permitted by applicable law and the Initial Assigned Contract, shall obtain for NPS the benefit of all such rights thereunder and shall cooperate with NPS in any other lawful arrangement reasonably proposed by NPS to provide the benefit of all such rights to NPS.  Notwithstanding anything herein to the contrary, in no event shall Takeda be obligated to seek to obtain any Third Party consents required to assign any Initial Assigned Contract or to obtain for NPS the benefit of rights under any unassigned Initial Assigned Contract, after the first anniversary of the Effective Date.

(b)                                 Takeda and NPS shall use Commercially Reasonable Efforts to obtain any Third Party approvals required to assign each Regulatory Approval set forth on Schedule 10.2(l) as soon as practicable following the Effective Date; provided that in no event shall Takeda be required to expend any funds in connection therewith.  Without limiting the generality of the foregoing, the Parties shall perform the activities set forth in Schedule 4.2 with respect to obtaining such approvals.  To the extent that Takeda’s or its Affiliate’s rights under any such Regulatory Approval may not be assigned without the approval of a Third Party, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would be unlawful.  Until such approval for a Regulatory Approval is obtained, Takeda or its Affiliate shall perform the activities with respect to such Regulatory Approval set forth on Schedule 4.2.  Notwithstanding anything herein to the contrary, in no event shall Takeda be obligated to seek to obtain any Third Party approvals required to assign any Regulatory Approval after the date that is eighteen (18) months after the Effective Date.

(c)                                  Takeda shall use Commercially Reasonable Efforts to obtain the approval of the South Africa Application by Medicines Control Council as soon as practicable following the Effective Date, including by responding to all reasonable requests of Medicines Control Council; provided that in no event shall Takeda be required to (i) expend any funds in connection therewith or (ii) conduct any clinical or other study, or generate or obtain any new data or information that is not in the possession and control of Takeda or its Affiliates as of the Effective Date, in connection therewith.  Notwithstanding anything herein to the contrary, in no event shall Takeda be obligated to seek to obtain the approval of the South Africa Application by Medicines Control Council after the date that is eighteen (18) months after the Effective Date.

(d)                                 Upon receipt (if such receipt occurs within eighteen (18) months after the Effective Date) of approval of the South Africa Application by Medicines Control Council (such approved application, the “South Africa MA”), Takeda and NPS shall use Commercially Reasonable Efforts to obtain the approval of Medicines Control Council required to assign the South Africa MA as soon as practicable following such receipt; provided that in no event shall Takeda be required to expend any funds in connection therewith.  Without limiting the generality of the foregoing, the Parties shall perform the activities set forth in Schedule 4.2 with respect to obtaining such approval.  Notwithstanding anything herein to the contrary, in no event shall Takeda be obligated to seek the approval of Medicines Control Council required to assign the South Africa MA after the date that is eighteen (18) months after the Effective Date.

(e)                                  Takeda shall use Commercially Reasonable Efforts to obtain any Third Party consents required to disclose each Additional Contract to NPS as soon as practicable following the Effective Date; provided that in no event shall Takeda be required to expend any funds in connection therewith or be obligated to seek such consent after the first anniversary of the Effective Date.  In the event that Takeda obtains the Third Party consent required to disclose any Additional Contract to NPS, Takeda promptly shall provide an unredacted copy of such Additional Contract to NPS and a true and accurate list of, and a description with respect to, any Purchase Order Obligations under such Additional Contract and any known breaches by either party to such

Additional Contract as of the date the unredacted copy is provided to NPS.  Within fifteen (15) day after the date of such provision of an Additional Contract, NPS shall notify Takeda whether or not it desires Takeda to assign such Additional Contract to NPS.  If NPS does not provide such notice within such fifteen- (15-) day period, NPS shall be deemed to have elected not to take assignment of such Additional Contract.  Each Additional Contract that NPS elects to have assigned in accordance with this Section 3.4(e) is referred to herein as an “Additional Assigned Contract,” and the date on which NPS provides notice of such election is referred to herein as the “Election Date” for such Additional Assigned Contract.  For clarity, Takeda shall have no obligation to disclose or assign to NPS, or to seek to disclose or assign to NPS, any Additional Contract that is an Excluded Product Asset.

(f)                                   Takeda shall use Commercially Reasonable Efforts to obtain any Third Party consents required to assign each Additional Assigned Contract as soon as practicable following the Election Date for such Additional Assigned Contract. In the event that Takeda obtains the Third Party consent required to assign any Additional Assigned Contract to NPS, Takeda promptly shall assign all of its right, title and interest in and to such Additional Assigned Contract to NPS or its designee (such date of assignment, the “Assignment Date”).  Until consent for an Additional Assigned Contract is obtained (including any time period between the Effective Date and the Election Date), Takeda or its Affiliate, to the maximum extent permitted by applicable law and the Additional Assigned Contract, shall obtain for NPS the benefit of all rights thereunder and shall cooperate with NPS in any other lawful arrangement reasonably proposed by NPS to provide the benefit of all such rights to NPS.  Notwithstanding anything herein to the contrary, in no event shall Takeda be obligated to seek to obtain any Third Party consents required to assign any Additional Assigned Contract or to obtain for NPS the benefit of rights under any unassigned Additional Assigned Contract, after the first anniversary of the Effective Date.

(g)                                  NPS acknowledges and agrees that in no event shall Takeda be in breach of this Agreement, nor shall NPS be entitled to any refund, return or reduction of any amount paid or payable by it, or securities issued or issuable by it (or its successor), pursuant to this Agreement in the event that any Assigned Contract or Marketing Authorization is not assigned to it by Takeda or its Affiliates; provided that Takeda has complied with its obligations under this Section 3.4.

3.5                               Delivery.

(a)                                 As soon as practicable, but in any event within ten (10) business days after the Effective Date, Takeda shall deliver to NPS an electronic copy on suitable media containing all documents (including unredacted copies of all Initial Assigned Contracts) in the RR Donnelley Venue data room for the Products established by Takeda, and such electronic copy shall have the documents organized in a manner consistent with their organization in the RR Donnelley Data Room.  Takeda shall keep its RR Donnelley Venue data room account active and allow NPS continued access thereto prior to delivery of the electronic copy of the contents thereof to NPS.

(b)                                 Except to the extent covered by Sections 3.5(a), 3.5(f), 3.5(g) and 3.5(h), Takeda shall use good faith, reasonable efforts to deliver (or shall cause its Affiliate to use good faith, reasonable efforts to deliver) to NPS or its designee, not later than ninety (90) days after the Effective Date: (i) all Regulatory Documentation, (ii) the books and records described in Sections 3.1(c), (f), (g) and (h), (iii) copies of all Initial Assigned Contracts, and (iv) all other tangible items included in the Purchased Assets or otherwise containing NPS Confidential Information; provided that Takeda shall be entitled to retain one (1) copy of such NPS Confidential Information for archival purposes and to perform its obligations hereunder.  NPS shall notify Takeda of the applicable location for delivery no later than ten (10) days after the Effective Date.

(c)                                  Takeda shall transfer the contents of the safety database for the Products to NPS in accordance with Schedule 4.2.

(d)                                 In the event that Takeda or its Affiliates identify any Asset that has not been delivered to NPS pursuant to Section 3.4(b), or NPS delivers written notice to Takeda that it requires prompt delivery of any Asset that has not been delivered to NPS pursuant to Section 3.4(b), then Takeda shall deliver such item to NPS as promptly as is practicable.  NPS acknowledges and agrees that Takeda shall not be in breach of this Agreement, and Takeda shall have no liability, for any failure to deliver any Asset to NPS within ninety (90) days after the Effective Date; provided that Takeda complies with its obligations under this Section 3.4(d).

(e)                                  All reasonable, out-of-pocket shipping or similar costs and expenses incurred by Takeda or its Affiliates in delivering the Purchased Assets to NPS or its designee pursuant to Section 3.5(b) and (d) shall be borne solely by NPS.

(f)                                   As soon as practicable, but in any event within ten (10) business days (determined at each respective location) after the Effective Date, Takeda shall deliver the Retained Vials, the Revestive Packaging and all Inventory that is held on behalf of Takeda at a location in Germany, Canada or the United States as specified on Schedule 10.2(c) or Schedule 10.2(d), as applicable (the “EXW Inventory”), EXW (Incoterms 2010) at the respective locations where such Inventory is so held.

(g)                                  As soon as reasonably practicable after the Effective Date, Takeda shall deliver DAP (Incoterms 2010) to BioStorage Technologies, GmbH, Im Leuschnerpark 1b, 64347 Greisham, Germany (or to such other appropriate location in Germany as may be notified by NPS to Takeda), all Inventory other than (i) the EXW Inventory, (ii) 3,500 5mg drug product vials of Revestive for use in performing Transition Services under Section C of Schedule 4.2 (the “Retained Vials”), and (iii) packaging materials for Revestive for use in performing Transition Services under Section B of Schedule 4.2 (the “Revestive Packaging”).  Takeda shall use Commercially Reasonable Efforts to deliver such Inventory within ten (10) Denmark business days after the Effective Date.

(h)                                 As soon as practicable, but in any event within ten (10) business days (determined at each respective location) after the Effective Date, Takeda shall deliver all of the Equipment EXW (Incoterms 2010) at the respective locations where such Equipment is held on behalf of Takeda as specified on Schedule 3.1(l).

3.6                               Retained Liabilities.

(a)                                 Except as set forth in Section 3.7(c), Takeda shall retain all Liabilities with respect to (i) the Excluded Product Assets, and (ii) the ownership, operation or use of the Assets prior to the Effective Date (including product returns, chargebacks, recalls or any other costs or expenses related to the sales, conveyance or other transfer of either of the Products prior to the Effective Date), (iii) the sale of the Preotact Finished Product Packs pursuant to Section 3.6(b) and (iv) the destruction of the Preotact Finished Product Packs in accordance with Section 3.6(c) ((i),(ii), (iii) and (iv)) collectively, the “Retained Liabilities”), and NPS shall have no liability for any such Retained Liabilities.

(b)                                 To the extent that Takeda retains title as of the Effective Date to the nineteen (19) Preotact Finished Product Packs identified on Schedule 3.3 as held in the UK and the seventeen (17) Preotact Finished Product Packs identified on Schedule 3.3 as held in Ireland, Takeda shall sell such Preotact Finished Product Packs promptly after the Effective Date solely for purposes of fulfilling Takeda’s existing commitment to furnish Preotact for two (2) specified patients in the UK and one (1) specified patient in Ireland.

(c)                                  Promptly after the Effective Date, Takeda, at its expense, shall destroy in accordance with current Good Manufacturing Practices applicable in the European Union all Preotact Finished Product Packs other than those described in Section 3.6(b).

3.7                               Assumed Liabilities.  NPS (a) hereby assumes, and shall pay, perform and discharge when due, all Liabilities of Takeda or any of its Affiliates under or with respect to (i) each Initial Assigned Contract arising on or after the Effective Date, including all Purchase Order Obligations thereunder to the extent set forth on Schedule 10.2(a)(i) and Schedule 10.2(b)(i) and (ii) each Additional Assigned Contract arising on or after the Effective Date, including all Purchase Order Obligations thereunder to the extent disclosed by Takeda to NPS prior to the Election Date for such Additional Assigned Contract, (b) shall perform and discharge the commitments made by Takeda to Governmental Authorities set forth on Schedule 10.2(m) (other than the PACE study) in accordance with their terms, and (c) shall be solely responsible for and pay all costs and expenses related to the entry of the national phase or regional phase of International Application No. PCT/EP2011/064877 (International Publication No. WO 2012/028602), whether arising before, on or after the Effective Date ((a), (b) and (c) collectively, the “Assumed Liabilities”).  For clarity, NPS shall be responsible and liable for all Liabilities with respect to the ownership, operation or use of the Assets or the Products (including the development, commercialization and other exploitation thereof) on or after the Effective Date, including all costs and expenses related to the prosecution, maintenance, enforcement and defense, on or after the Effective Date, of the patents and patent applications included in the Purchased Assets, and Takeda shall have no liability for any such Liabilities; provided that with respect to the Assigned Contracts, NPS shall only be responsible and liable for any Purchase Order Obligations thereunder to the extent disclosed by Takeda in accordance with clause (i) and (ii) above, as applicable.

3.8                               Regulatory Matters.  From and after the Effective Date, NPS (except as otherwise provided for in this Agreement, including Sections 3.4 and 4.2), at its cost, shall be solely responsible and liable for: (i) taking all actions, paying all fees and conducting all Product-related communications with the appropriate Governmental Authorities worldwide required by applicable laws, and (ii) taking all actions and conducting all communications with Third Parties with respect to Products worldwide, including documenting and responding to all complaints in respect thereof.

3.9                               Transfer Taxes.

(a)                                 All recordation, transfer, documentary, excise, sales, use, stamp, conveyance or other similar taxes, value added (provided, that value added taxes related to Inventory shall be subject to Section 3.9(b)), duties or governmental charges (and any recording or filing fees or similar costs directly related thereto), imposed or levied by reason of, in connection with or attributable to this Agreement or the transactions contemplated hereby shall be borne solely by Takeda. For the sake of clarity, this provision shall not apply to any income or capital gains taxes that may apply by reason of, in connection with or attributable to this Agreement or the transactions contemplated hereby.

(b)                                 To the extent the consideration for the transfer of Inventory hereunder triggers value added tax (“VAT”), the consideration shall be exclusive of any VAT with respect to Inventory delivered to NPS in Germany or Denmark. Each of Takeda and NPS shall perform its obligations and otherwise comply with the terms and conditions set forth on Schedule 3.9(b) in accordance therewith; if for whatever reason the VAT registrations, refunds and assignments set forth on Schedule 3.9(b) are not possible, then the Parties agree to co-operate to maintain a neutral VAT position for Germany and Denmark in a manner whereby the transaction does not result in an irrecoverable VAT cost for Takeda, nor in NPS being obligated to pay any amounts in respect of VAT to Takeda or the tax authorities.

4.                                      TECHNOLOGY TRANSFER AND TRANSITION SERVICES

4.1                               Technology Transfer.  Each of Takeda and NPS shall perform its obligations and otherwise comply with the terms and conditions set forth on Schedule 4.1 in accordance therewith.

4.2                               Transition Services.  Each of Takeda and NPS shall perform its obligations and otherwise comply with the terms and conditions set forth on Schedule 4.2 in accordance therewith (the “Transition Services”). Takeda shall invoice NPS on a monthly basis for the Transition Services to the extent set forth in Schedule 4.2, and NPS shall pay each such invoice by wire transfer of immediately available funds to an account designated by Takeda not later than thirty (30) days after receipt thereof. In performing the Transition Services, except with respect to ministerial activities or the filing of adverse event reports, Takeda shall consult with NPS and obtain NPS’s prior approval prior to initiating contact with regulatory authorities or responding to requests from regulatory authorities, in each case regarding the subject matter to which such Transition Services relate.  NPS acknowledges and agrees that in no event shall (a) any failure by Takeda to perform, or delay by Takeda in performing, any Transition Services resulting from or attributable to NPS’ failure to give, or delay in giving, any such prior approval (if required by NPS under this Section 4.2 and requested by Takeda from NPS) or (b) any action or omission undertaken by Takeda or its Affiliates at the direction of NPS in the performance by Takeda or its Affiliates of the Transition Services, in each case ((a) and (b)) constitute gross negligence or willful misconduct of Takeda or its Affiliates.

4.3                               Transition Coordinators.  Each Party shall designate a single person (each, a “Transition Coordinator”) who shall oversee contact between the Parties for all matters related to the performance of the technology transfer and Transition Services contemplated by Schedule 4.1 and Schedule 4.2, and through whom all significant communications related thereto shall be channeled.  Each Party may replace its Transition Coordinator at any time, upon at least five (5) day’s prior written notice to the other Party.  The initial Transition Coordinators are set forth on Schedule 4.3.

5.                                      NON-ASSERTION

5.1                               Covenant Not to Sue.  Takeda, on behalf of itself and its Affiliates, hereby covenants and agrees that it shall not sue nor otherwise attempt to enforce against NPS, its Affiliates, its sublicensees or distributors (collectively the “NPS Recognized Agents”) any (i) patents or know-how existing as of the Effective Date and controlled by Takeda or any of its Affiliates (which are Affiliates as of the Effective Date), and (ii) patents existing and controlled by Takeda and its Affiliates after the Effective Date, but relating to the subject matter in (i) above, in each case for NPS’ or the NPS Recognized Agents’ importation, manufacture, use or sale of the Products in the forms or formulations thereof, or using the methods of delivery therefor, existing as of the Effective Date or as otherwise reasonably foreseeable in connection with the use of the information contemplated by Sections 3.1(h) and 3.1(i).

6.                                      INITIAL CONSIDERATION SHARES

6.1                               Initial Consideration.  In consideration of the transactions contemplated by Section 2.2 and Articles 3 and 4 hereof, including Takeda’s transfer of the Assets to NPS, NPS hereby issues and sells to (a) Takeda Pharma, 3,640,777 shares of NPS Common Stock and (b) Takeda GmbH 2,427,184 shares of NPS Common Stock (the shares of NPS Common Stock described in (a) and (b) collectively, the “Initial Consideration Shares”).

6.2                               Lock-Up.

(a)                                 In consideration of the issuance of the Initial Consideration Shares by NPS, Takeda hereby agrees that, without the prior written consent of NPS, during the period beginning on the Effective Date and continuing to and including the date that is one hundred eighty (180) days after the Effective Date (the “Initial Consideration Shares Lock-Up Period”), Takeda will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, the Initial Consideration Shares or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Initial Consideration Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of NPS Common Stock or such other securities, in cash or otherwise.  The foregoing restriction is expressly agreed to preclude Takeda from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Initial Consideration Shares even if such Initial Consideration Shares would be disposed of by someone other than Takeda.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Initial Consideration Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Initial Consideration Shares.  Takeda further represents and agrees that Takeda has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted, or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of NPS to facilitate the sale or resale of the Initial Consideration Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Initial Consideration Shares or any related securities.

(b)                                 Notwithstanding the foregoing restriction on transfer, Takeda may, without the prior written consent of NPS, at any time transfer the Initial Consideration Shares to (1) an Affiliate of Takeda or (2) a successor entity or other Third Party acquirer that acquires all or substantially all of the assets of Takeda; provided, however, that any such transferee, as a condition precedent to such transfer, shall acknowledge and agree in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to Takeda.

(c)                                  If, at any time prior to the first anniversary of the Effective Date, an underwriter in a public offering to be conducted by NPS requests that Takeda enter into a lock-up agreement with respect to the Initial Consideration Shares then held by it and all of NPS’ executive officers are also required to enter into a lock-up agreement , Takeda shall enter into a lock-up agreement with such underwriter with respect to the Initial Consideration Shares then held by it on the same terms and conditions as are applicable to NPS’ executive officers (or, if NPS’ executive officers are subject to different terms and conditions, on the least onerous terms and conditions applicable to any of NPS’ executive officers), provided that in no event shall the duration of the lock-up applicable to Takeda exceed ninety (90) days and further provided that Takeda’s agreement to enter into a lock-up agreement shall only be applicable with respect to one public offering completed by NPS during the period commencing as of the Effective Date and ending on the first anniversary of the Effective Date and if Takeda is not required to sign a lock-up agreement in connection with such completed public offering its obligation under this Section 6.2(c) shall expire. Nothing contained in this Section 6.2(c) shall modify, limit or release Takeda’s obligations under Section 6.2(a). Takeda agrees that NPS may make the request that Takeda enter into the lock-up agreement contemplated by this Section 6.2(c) prior to the public announcement of a contemplated public offering and Takeda will treat the existence of a contemplated public offering as Confidential Information.

6.3                               Deliveries.

(a)                                 Delivery of Initial Consideration Shares.  As soon as reasonably practicable after the Effective Date, but no later than the later of: (i) fifteen (15) days after the Effective Date and (ii) provided that NPS is in compliance with the last sentence of Section 6.3(b), two (2) business days after NASDAQ has completed its review with respect to the issuance of the Initial Consideration Shares, NPS shall deliver or cause to be delivered to Takeda Pharma and Takeda GmbH a certificate or certificates representing the Initial Consideration Shares by internationally-recognized overnight courier to the address for Takeda set forth in Section 14.8.

(b)                                 NASDAQ Listing.  On or before March 19, 2013, NPS shall submit to NASDAQ all materials necessary to notify NASDAQ of the issuance of the Initial Consideration Shares on the NASDAQ Global Market, which materials shall be in the form attached as Schedule 6.3.  As soon as reasonably practicable after the Effective Date, but no later than fifteen (15) days after the Effective Date, NPS shall deliver evidence reasonably satisfactory to Takeda that NASDAQ has completed its review with respect to the issuance of the Initial Consideration Shares, subject to official notice of issuance, on the NASDAQ Global Market. Notwithstanding the foregoing, if NPS has promptly responded in good faith to all inquiries from NASDAQ, but NASDAQ still has not completed its review within such fifteen (15) day period, then NPS shall continue to promptly respond in good faith to any inquiries from NASDAQ and use Commercially Reasonable Efforts to take any remediative actions required by NASDAQ.

7.                                      MILESTONE CONSIDERATION

7.1                               Records, Reporting and Audit.

(a)                                 Not later than thirty (30) days after the end of each calendar quarter, commencing with the Initial Quarter, NPS shall report to Takeda the amount of Net Sales, by Product, for such calendar quarter.  Each such report shall specify in reasonable detail gross sales and all deductions allowed in the calculation of such Net Sales.  As used herein, “Initial Quarter” means the first calendar quarter following the first calendar year in which Net Sales equal or exceed $500,000,000 for such calendar year; provided that if the first calendar year in which Net Sales equal or exceed $500,000,000 for such calendar year is the calendar year in which the Sales Milestone occurs, not later than thirty days (30) days after the end of such calendar year NPS shall report to Takeda the amount of Net Sales, by Product, for such calendar year.

(b)                                 NPS shall keep and maintain (and shall cause its Affiliates, licensees and sublicensees and all Transferees to keep and maintain) complete and accurate records necessary to determine Net Sales and such other information as is necessary to determine whether the Sales Milestone has been achieved, until the later of (i) three (3) years after the period to which such records relate and (ii) such longer period as applicable law requires.

(c)                                  At the request of Takeda, NPS shall, and shall cause its Affiliates, licensees and sublicensees and all Transferees to, permit an independent auditor designated by Takeda and reasonably acceptable to NPS (the “Auditor”), at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 7.2(b) to ensure the accuracy of all reports made under Section 7.2(a).  Such examinations may not: (a) be conducted for any calendar quarter more than three (3) years after the end of such quarter; (b) be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12)-month period revealed an inaccuracy with respect to such period); or (c) be repeated for any calendar quarter.  The Auditor shall disclose to Takeda only whether any reports made under this Agreement are correct and details concerning any discrepancies.  The Auditor shall send a copy of the report to NPS at the same time it is sent to Takeda. The determination of the Auditor shall be final and binding on the Parties, absent manifest error.  The cost of such audit shall be borne by Takeda, unless the audit reveals that the Sales Milestone was achieved in a calendar year for which NPS reported that the Sales Milestone was not achieved, in which case NPS shall bear the cost of the audit.  If, as a result of any such audit, it is determined that the Sales Milestone has been achieved and the Sales Milestone Date has occurred, then NPS shall make the Sales Milestone Payment in accordance with Section 7.2 not later than fifty (50) days after delivery of the Auditor’s report.

(d)                                 NPS shall notify Takeda of any Qualifying Change of Control not later than ten (10) days after the effective date thereof.

7.2                               Milestone Payment.  Within fifty (50) days after the Sales Milestone Date (subject to Section 7.1(c)), NPS shall make a one-time payment to Takeda equal to thirty million dollars (US$30,000,000) (such payment, the “Milestone Payment”).  NPS’s obligation to make the Milestone Payment shall accelerate and be due within fifty (50) days after the occurrence of a Qualifying Change of Control.  The Milestone Payment shall be in the form of either or a combination of (x) a wire transfer of immediately available funds to an account designated by Takeda, and/or (y) if the NPS Common Stock is publicly traded on a Trading Market, at NPS’s sole discretion (but subject to the limitations set forth in Section 7.3), the issuance and sale to Takeda GmbH and Takeda Pharma of such number of shares of NPS Common Stock (or shares of common stock of NPS’ successor or such successor’s parent in the event of an acceleration of the Milestone Payment obligation due to a Qualifying Change of Control if the common stock of such successor or such successor’s parent is publicly traded on a Trading Market), equal to the quotient of (A) thirty million dollars (US$30,000,000) divided by (B) the VWAP of the NPS Common Stock (or common stock of NPS’ successor or such successor’s parent in the event of an acceleration of the Milestone Payment obligation due to a Qualifying Change of Control, as applicable) over the thirty trading (30) days immediately prior to (but not including) the Sales Milestone Date or the date of the Qualifying Change of Control, as applicable (such shares, the “Milestone Shares”, and together with the Initial Consideration Shares, the “Shares”).  The total number of Milestone Shares shall be allocated between Takeda GmbH and Takeda Pharma in such amounts as shall be notified by Takeda to NPS.  If NPS elects to pay the Milestone Payment in the form of Milestone Shares, NPS shall give Takeda written notice of such election at least thirty (30) days before the date NPS wishes to effect the closing of the issuance and sale of the Milestone Shares as contemplated by this Section 7.2 (such closing, the “Milestone Shares Closing”).  The Milestone Shares Closing shall take place on or before the date mutually agreed by NPS and Takeda, which date shall be not later than the end of the fifty (50) day period referenced in the first or second sentence of this Section, as applicable (or in the last sentence of Section 7.1(c), if applicable) (the date of the Milestone Shares Closing is referred to herein as the “Milestone Shares Closing Date”).

7.3                               Limitation on NPS’s Discretion to Elect Form of Milestone Payment.  NPS shall not be permitted to pay the Milestone Payment in the form of Milestone Shares, and must pay the Milestone Payment in cash (by means of a wire transfer of immediately available funds as contemplated by clause (x) of Section 7.2 above), in the event, and to the extent that the issuance and sale of the Milestone Shares to Takeda is subject to the (y) notification provisions of the HSR Act, and the waiting period applicable to the issuance and sale of the Milestone Shares under the HSR Act is not terminated within twenty (20) days of the date NPS or Takeda first submits notification of the transaction under the HSR Act to the appropriate governmental authorities; or (z) approval by the stockholders of NPS under any bylaw, listed securities maintenance standards or other rules of the Trading Market upon which the Milestone Shares would be listed (including, without limitation approval by the stockholders under NASDAQ Rule 5635).  For clarity, NPS may make the Milestone Payment in a combination of cash and Milestone Shares in order to comply with this Section 7.3.

7.4                               HSR or Other Regulatory Filings. In connection with the possible issuance of Milestone Shares pursuant to Section 7.2 hereof, to the extent required by applicable law after the occurrence of the Sales Milestone Date or a Qualifying Change of Control, NPS and Takeda shall, as promptly as reasonably practicable following NPS’s receipt of a request from Takeda, (i) make any required filing with the U.S. Federal Trade Commission (“FTC”), Department of Justice (“DOJ”) and any other governmental entity required under the HSR Act, or any other applicable law with respect to the issuance of such Milestone Shares, (ii) as promptly as practicable make or cause their Affiliates to make any filing or notice required under any other antitrust or competition law or other law or regulation agreed by the parties to be applicable to the issuance of such Milestone Shares and (iii) provide any supplemental information requested in connection with the HSR Act or such other antitrust, competition or other laws or regulations as promptly as practicable after such request is made. Each of NPS and Takeda shall, and shall cause its Affiliates to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable law or which is otherwise requested by the FTC or DOJ or other governmental entity and shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or other governmental entity.

7.5                               Deliveries.  On or before the Milestone Shares Closing Date at the Milestone Closing:

(a)                                 Delivery of Milestone Shares.  NPS shall deliver to Takeda GmbH and Takeda Pharma a certificate or certificates representing the Milestone Shares by internationally-recognized overnight courier to the address for Takeda set forth in Section 14.8.

(b)                                 NASDAQ Listing.  NPS shall deliver evidence reasonably satisfactory to Takeda that NASDAQ has completed its review with respect to the issuance of the Milestone Shares, subject to official notice of issuance, on the NASDAQ Global Market.

8.                                      SECURITIES LAW COMPLIANCE

(a)                                 Legend.  Takeda acknowledges that, upon initial issuance, the certificates evidencing the Initial Consideration Shares will bear the following legends:

Securities Act Legend

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT OR AN OPINION OF COUNSEL TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Lock-Up Legend

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE.

(b)                                 Legend.  Takeda acknowledges that, upon initial issuance, the certificates evidencing the Milestone Shares will bear the following legend:

Securities Act Legend

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT OR AN OPINION OF COUNSEL TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Certificates evidencing the Shares shall not be required to contain the legend (i) following any sale of such Shares pursuant to Rule 144 under the Securities Act, (ii) if such Shares are eligible for sale under Rule 144, or (iii) such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC), in the case of (ii) and (iii) to the extent reasonably determined by NPS’ legal counsel.

Certificates evidencing the Initial Consideration Shares shall not be required to contain the Lock-Up Legend following the expiration of the Initial Consideration Shares Lock-Up Period.

Takeda agrees that the removal of the restrictive legend(s) from certificates representing Shares as set forth in this Section is predicated upon NPS’ reliance that Takeda will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

8.2                               Registration of the Shares. The Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except in compliance with the registration requirements of the Securities Act or an exemption therefrom.  NPS and Takeda agree to rely on Rule 144 under the Securities Act, when applicable, or another exemption, if available, in the event Takeda desires to undertake any resale of any of the Shares.

8.3                               No Integration.  NPS agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of NPS of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of the sale of any Shares (including Milestone Shares) by NPS to Takeda) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or otherwise.

8.4                               Public Reporting.  NPS agrees to: (a) make and keep current public information available, within the meaning of Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times that it is subject to the reporting requirements of the Exchange Act; (b) file with the SEC, in a timely manner, all reports and other documents required under the Securities Act and Exchange Act (at all times that it is subject to such reporting requirements); and (c) so long as Takeda owns any Shares, then in connection with a sale of such Shares, furnish to

Takeda as promptly as practicable upon written request a written statement as to NPS’s compliance with the reporting requirements of Rule 144 under the Securities Act, the Securities Act and the Exchange Act (at any time that it is subject to such reporting requirements).

9.                                      CONFIDENTIALITY

9.1                               Confidential Information.  For a period of ten (10) years after the Effective Date, the receiving Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or to exercise its rights under this Agreement, any Confidential Information of the disclosing Party.  The restrictions on the disclosure and use of Confidential Information set forth in the immediately preceding sentence of this Section 9.1 shall not apply to any Confidential Information that: (a) is or becomes part of the public domain through no fault of the receiving Party; or (b) is disclosed to the receiving Party or its Affiliates by a Third Party having a right to make such a disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party.  The receiving Party shall have the right to disclose any Confidential Information if, in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is necessary to comply with the requirements of any law.  Where reasonably practicable under the circumstances, the receiving Party shall notify the disclosing Party of its intent to make such disclosure of Confidential Information pursuant to the provision of the immediately preceding sentence in a timely manner prior to making such disclosure so as to allow the disclosing Party to take whatever action the disclosing Party may deem to be appropriate to protect the confidentiality of the Confidential Information.  Each Party shall cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose.

9.2                               NPS Confidential Information.  Notwithstanding any provision herein to the contrary, from and after the Effective Date, all Confidential Information to the extent relating to the Purchased Assets and the Assumed Liabilities (the “NPS Confidential Information”) shall be deemed to be Confidential Information disclosed by NPS to Takeda for purposes of this Section 9 and shall be used or disclosed by Takeda solely in accordance with Section 9.1.

9.3                               Takeda Confidential Information.  For the avoidance of doubt, and notwithstanding any provision herein to the contrary, all Confidential Information obtained by NPS (or its Affiliates or representatives) from Takeda (or its Affiliates or representatives) other than the NPS Confidential Information at any time (the “Takeda Confidential Information”) shall be used by NPS solely in accordance with Section 9.1.

9.4                               Press Release.

(a)                                 Promptly after the Effective Date, the Parties jointly may issue a press release regarding this Agreement substantially in the form attached hereto as Schedule 9.4.  Either Party may subsequently publicly disclose any information contained in such initial press release or contained in any public disclosure made pursuant to this Section 9.4.

(b)                                 Except as set forth in Section 9.4(a), neither Party nor its Affiliates shall issue any public announcement related to this Agreement or the transactions contemplated herein without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any public disclosure (including the public disclosure of this Agreement) which a Party in its good faith judgment believes is required by applicable law or by any stock exchange on which its securities or those of its Affiliates are listed (in which case the Party making the disclosure shall use its reasonable best efforts to consult with the other Party prior to making any such disclosure, and shall limit such disclosure to that information which is legally required to be disclosed).  NPS intends to file a Form 8-K attaching this Agreement immediately after the Effective Date.

10.                               REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1                        Mutual Representations and Warranties.  Each Party to this Agreement represents and warrants that:

(a)                                 it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or other organization and it has all requisite corporate power and authority to enter into and perform its obligations under the Transaction Agreements;

(b)                                 the execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate or other organizational action and does not and will not (i) require any consent or approval of its stockholders or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or other organizational documents; and

(c)                                  this Agreement is a legal, valid and binding obligation upon it enforceable against it in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

10.2                        Additional Representations and Warranties of Takeda Relating to the Assets.  Takeda represents and warrants that, as of the Effective Date:

(a)                                 Schedule 10.2(a)(i) and Schedule 10.2(a)(ii) collectively set forth a true and accurate list of each material written contract to which Takeda or any of its Affiliates is a party and which primarily relates to research, development, regulatory, manufacturing or commercial activities with respect to Preotact.  A Third Party consent is required by Takeda to assign each such contract to NPS.  Takeda is not permitted to disclose fully to NPS the terms of any contract identified on Schedule 10.2(a)(ii) without the consent of the other party thereto.  Schedule 10.2(a)(i) sets forth a true and accurate list of, and a description with respect to, any outstanding commitments, obligations or purchase orders under such Initial Assigned Contract as of the Effective Date. To Takeda’s knowledge, each of the contracts set forth on Schedule 10.2(a)(i) and Schedule 10.2(a)(ii) is in full force and effect;

(b)                                 Schedule 10.2(b)(i) and Schedule 10.2(b)(ii) collectively set forth a true and accurate list of each material written contract to which Takeda or any of its Affiliates is a party and which primarily relates to research, development, regulatory, manufacturing or commercial activities with respect to Revestive.  A Third Party consent is required by Takeda to assign each such contract to NPS.  Takeda is not permitted to disclose fully to NPS the terms of any contract identified on Schedule 10.2(b)(ii) without the consent of the other party thereto.  Schedule 10.2(b)(i) sets forth a true and accurate list of, and a description with respect to, any outstanding commitments, obligations or purchase orders under such Initial Assigned Contract as of the Effective Date. To Takeda’s knowledge, each of the contracts set forth on Schedule 10.2(b)(i) and Schedule 10.2(b)(ii) is in full force and effect;

(c)                                  Schedule 10.2(c) sets forth a true and accurate list of all inventory of API and certain other materials for Preotact held by Takeda or its Affiliates or on their behalf as of the Effective Date and the expiry dates therefor, excluding Excluded Product Assets;

(d)                                 Schedule 10.2(d) sets forth a true and accurate list of all inventory of API and certain other materials for Revestive held by Takeda or its Affiliates or on their behalf as of the Effective Date and the expiry dates therefor;

(e)                                  Except as set forth on Schedule 10.2(e), it or its Affiliates owns all right, title and interest in and to all of the Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

(f)                                   Neither Takeda nor its Affiliates has filed or otherwise delivered any pricing submission with respect to Revestive to any Governmental Authority;

(g)                                  Neither Takeda nor its Affiliates is party to any agreements with a Third Party that materially limits or restricts the use by NPS of any patents or know-how included in the Purchased Assets or requires any payments for use of such patents or know-how;

(h)                                 Neither Takeda nor its Affiliates has commercially launched Revestive anywhere in the world or provided distributors and other channels with Revestive in preparation for commercial launch anywhere in the world;

(i)                                     To Takeda’s knowledge, there are no adverse claims of ownership to the Purchased Assets and Takeda has not received written notice that any person or entity has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets;

(j)                                    Except as disclosed on Schedule 10.2(j), there are no actual pending, or to Takeda’s knowledge, alleged or threatened, material adverse actions, suits, claims, interferences or formal governmental investigations involving either of the Products by or against Takeda or any of its Affiliates in or before any court or Governmental Authority, including (i) any product liability action involving either of the Products or (ii) any regulatory or governmental action which could result in withdrawal or other regulatory action with respect to either of the Products;

(k)                                 To Takeda’s knowledge, in the course of its performance of its obligations under the Preotact License Agreement and Revestive License Agreement, neither it nor any of its Affiliates has used any employee or consultant who has been debarred by, or is the subject of any debarment proceedings with, any regulatory authority;

(l)                                     Schedule 10.2(l) sets forth a true, accurate and complete list of all Regulatory Approvals for each Product owned by Takeda.

(m)                             Except as set forth on Schedule 10.2(m), there are no (i) ongoing clinical studies or post-marketing studies with respect to the Products being conducted by or on behalf of Takeda or its Affiliates, or (ii) requirements from Governmental Authorities for Takeda or its Affiliates to perform any clinical studies or post-marketing studies with respect to the Products.

(n)                                 Neither Takeda nor any of its Affiliates has sold, transferred or conveyed Revestive drug product except in connection with the compassionate use programs as set forth on Schedule 10.2(n);

(o)                                 Neither it nor any of its Affiliates has entered into any sublicense agreement or distribution agreement or granted any sublicense or distribution rights to any Third Party with respect to either of the Products, other than implied sublicenses granted to contract researchers or contract manufacturers in connection with contract research agreements or contract manufacturing agreements and necessary for such Third Parties to perform their obligations thereunder.

(p)                                 Neither it nor its Affiliates has received any written claim or demand of any person or entity alleging that the development, manufacture, use, or commercialization of either of the Products by Takeda or its Affiliates infringes a Third Party patent;

(q)                                 Except as disclosed on Schedule 10.2(q), all of the API and finished product included in Inventory (i) was produced or manufactured in accordance with the specifications for such API or finished product as set forth in the applicable Regulatory Approvals and current Good Manufacturing Practices applicable in the European Union, and (ii) has at least the shelf life or retest date set forth in Schedule 10.2(c) or Schedule 10.2(d).

10.3                        Additional Representations and Warranties of Takeda Relating to the Investment in the Shares.

(a)                                 Takeda is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

(b)                                 Takeda understands that the transactions contemplated by this Agreement involve substantial risk.  Takeda (i) is a sophisticated investor with respect to the transactions contemplated by this Agreement, (ii) has adequate information concerning the business and financial affairs of NPS to make an informed decision regarding the issuance of the Shares pursuant to the terms and conditions of this Agreement, (iii) has independently and without reliance upon NPS, and based on such information as Takeda has deemed appropriate, made its own analysis and decision to accept the Shares from NPS and (iv) has a preexisting business relationship with NPS of a nature and duration that enables Takeda to assess the merits and risks of the transactions contemplated by this Agreement.  Takeda acknowledges that it is not relying upon any person, firm or corporation, including, without limitation, NPS, in making its investment or decision to invest in NPS, other than the representations and warranties of NPS contained in this Agreement.

(c)                                  NPS has not given Takeda any investment advice, credit information or opinion on whether the acceptance of the Shares is prudent.

10.4                        Additional Representations and Warranties of NPS.

(a)                                 The Shares to be issued hereunder have been duly authorized and, the Shares, when issued to Takeda for the consideration herein provided, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.  The Milestone Shares have been duly reserved for issuance. Upon issuance in accordance with this Agreement, and assuming the accuracy of the representations and warranties of Takeda herein and the performance by Takeda with the covenants contained herein, all Shares issued in accordance with the terms of this Agreement will be issued in accordance with all applicable securities laws and will be approved for listing on the NASDAQ Global Market subject only to official notice of issuance.

(b)                                 As of the date of this Agreement, the authorized capital stock of NPS consists of 175,000,000 shares of NPS Common Stock, 86,987,458 of which are issued and outstanding.  As of the date of this Agreement, the only shares of capital stock of NPS that are issued but not outstanding, or that are reserved for future issuance, are: (i) 8,820,943 shares of NPS Common Stock issuable upon the exercise of outstanding options, (ii) 402,522 shares of NPS Common Stock reserved for issuance under NPS employee benefit plans, and (iii) 3,041,451 shares of NPS Common Stock reserved for issuance upon the conversion of outstanding 5.75% convertible notes of NPS.  The issued and outstanding shares of NPS Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of NPS Capital Stock was issued in violation of any preemptive or similar rights of any stockholder of NPS.  NPS has not, subsequent to December 31, 2012, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.  NPS has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of NPS to redeem, purchase or otherwise acquire any outstanding shares of capital stock of NPS.

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by NPS in connection with NPS’s execution, delivery and performance of this Agreement or the consummation by NPS of the transactions contemplated hereby, except for (i) such consents, approvals or authorizations which have already been obtained and (ii) compliance with the “blue sky” laws of various states.

(d)                                 NPS has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of NPS included in the SEC Reports comply in all material respects with applicable accounting policies, rules and regulations applicable thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present the financial position of NPS and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.  There are no outstanding comments from the staff of the SEC with respect to any of the SEC Reports.  NPS does not have pending before the SEC any request for confidential treatment of information.  The copies of the certificate of incorporation and bylaws of NPS which are incorporated by reference as exhibits to NPS’s Annual Report on Form 10-K for the year ended December 31, 2012 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

(e)                                  None of NPS, its Affiliates or any person acting on its or any of their behalf has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Initial Consideration Shares in a manner that would require the Initial Consideration Shares to be registered under the Securities Act.  None of NPS, its Affiliates, or any person acting on its or any of their behalf has engaged or will engage, in connection with the offering of any of the Shares, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

(f)                                   NPS is not and, after giving effect to the sale of the Initial Consideration Shares and the application of the proceeds thereof, will not be an “investment company” as defined in the Investment Company Act of 1940.  After the Effective Date, NPS will conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940.

10.5                        Exclusivity of Representations.

(a)                                 NPS ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 10, TAKEDA HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER HEREIN OR OTHERWISE, AND NPS HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NPS ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 10, NPS IS ACQUIRING THE ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY AS TO QUALITY, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NONINFRINGEMENT, CONDITION OF THE ASSETS OR AS TO ANY OTHER MATTER.

(b)                                 TAKEDA ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 10, NPS HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER HEREIN OR OTHERWISE, AND TAKEDA HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

11.                               INDEMNIFICATION

11.1                        Indemnification by Takeda.  Takeda shall indemnify and defend NPS and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “NPS Indemnitees”) against, and shall hold them harmless from, any and all Losses incurred by any NPS Indemnitee, in each case resulting from, arising out of, or otherwise with respect to:

(a)                                 any breach of any representation, warranty, covenant or agreement of Takeda contained in this Agreement;

(b)                                 any Retained Liability;

(c)                                  the violation of any bulk sales statutes in connection with the transactions contemplated by this Agreement;

(d)                                 the gross negligence or willful misconduct of Takeda or its Affiliates in the performance of the Transition Services;

(e)                                  the failure of NPS to withhold any taxes with respect to the issuance of the Shares or payment of the Milestone Payment in immediately available funds to Takeda hereunder.

11.2                        Indemnification by NPS.  NPS shall indemnify and defend Takeda and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Takeda Indemnitees”) against, and shall hold them harmless from, any and all Losses incurred by any Takeda Indemnitee, in each case resulting from, arising out of, or otherwise with respect to:

(a)                                 any breach of any representation, warranty, covenant or agreement of NPS contained in this Agreement;

(b)                                 any Assumed Liability;

(c)                                  the ownership, operation or use of the Assets or the Products (including the development, commercialization and other exploitation thereof) on or after the Effective Date; and

(d)                                 the performance by Takeda or its Affiliates of the Transition Services, except to the extent such Loss results from the gross negligence or willful misconduct of Takeda or its Affiliates.

11.3                        Claim Procedures.

(a)                                 Indemnification Claim Procedure.  Except as provided in Section 11.3(b) with respect to Third Party claims, upon receipt by a Party obligated to provide indemnification under Section 11.1 or Section 11.2 of this Agreement, as applicable (each such Party, an “Indemnifying Party”), of a certificate (an “Indemnification Certificate”) signed by an NPS Indemnitee or a Takeda Indemnitee requesting indemnification as provided herein (the “Indemnified Party”): (i) stating that the Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses that are subject to indemnification by the Indemnifying Party pursuant to Section 11.1 or Section 11.2, as applicable, and (ii) specifying in reasonable detail the individual items and amounts of such Losses, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breach of warranty, covenant or agreement to which such item is related, the Indemnifying Party shall distribute to the Indemnified Party funds in an amount equal to such Losses within forty-five (45) days after delivery of the Indemnification Certificate; provided that no such payment or delivery shall be made if the Indemnifying Party shall object in a written statement to the claim made in the Indemnification Certificate and such statement shall have been delivered to the Indemnifying Party prior to the expiration of such forty-five- (45-) day period.  An Indemnifying Party’s failure to object within such forty-five (45) day period to any claim set forth in an Indemnification Certificate shall be deemed to be the Indemnifying Party’s acceptance of, and waiver of any objections to, such claim.  In case an Indemnifying Party shall so object in writing to any claim or claims made in any Indemnification

Certificate, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of twenty (20) days following receipt of such objection notice to agree upon the rights of the respective parties with respect to each of such claims.  If no such agreement can be reached after such twenty (20) day period of good faith negotiation, either the Indemnifying Party or the Indemnified Party may initiate litigation for purposes of having the matter settled in accordance with the terms of this Agreement.

(b)                                 Third Party Claim Procedure.  In the event an Indemnified Party becomes aware of a Third Party claim (including any action or proceeding commenced or threatened to be commenced by any Third Party) that such Indemnified Party reasonably believes may result in an indemnification pursuant to Section 11.1 or Section 11.2, as applicable, such Indemnified Party shall promptly (and in any event within three business days after becoming aware of such claim) notify the Indemnifying Party in writing of such claim (such notice, the “Claim Notice”).  The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the Third Party making such claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed damages; provided that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any liability hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.  Within twenty (20) days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the claim referred to therein at the Indemnifying Party’s sole cost and expense with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not so assume control of the defense of such claim, the Indemnified Party shall control the defense of such claim.  The Party not controlling the defense of such claim (the “Non-controlling Party”) may participate therein at its own expense; provided that if the Indemnifying Party assumes control of the defense of such claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such claim that cause the Indemnified Party to hire its own separate counsel with respect to such suit proceeding, the reasonable fees and expenses of a single counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement.  The Party controlling the defense of such claim (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such claim.  Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes no admission of liability by or other obligation on the part of the Indemnified Party and includes a complete release of the Indemnified Party from further liability.

11.4                        No Right of Offset.  NPS shall have no right to offset against amounts otherwise owed by NPS to Takeda pursuant to Section 7.2 any amounts due to NPS or any NPS Indemnitees pursuant to Section 11.1.

11.5                        Exclusive Remedy.  Absent common law fraud or willful misconduct, (a) claims for indemnification pursuant to this Article 11, and (b) claims for specific performance pursuant to Section 14.13, shall, collectively, be the sole and exclusive remedies for claims and damages available to the Parties and their respective Affiliates arising out of or relating to this Agreement and the transactions contemplated hereby, including any breach by any Party of any representation, warranty or covenant contained in this Agreement.

11.6                        Limitation of Liability.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER NPS NOR TAKEDA SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY, WHETHER OR NOT FORESEEABLE CONNECTED WITH OR RESULTING FROM ANY BREACH OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.  THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 11.6 SHALL NOT APPLY TO ANY SUCH DAMAGES THAT ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11.

12.                               MUTUAL RELEASE

12.1                        Release by NPS.  NPS, on behalf of itself and its Affiliates, and its and their respective officers, directors, shareholders, employees, agents, predecessors, successors and assigns, hereby fully, finally and irrevocably relinquishes, releases and discharges Takeda and its Affiliates, and its and their respective officers, directors, shareholders, employees, agents, predecessors, successors and assigns (collectively, the “Takeda Released Parties”), from any and all claims, damages, Liabilities, obligations, and causes of action, including indemnification claims, known or unknown, suspected or unsuspected, in law or equity, that were asserted, or that could have been asserted by any NPS Released Party under or in connection with the License Agreements, whether accrued or not, but expressly excluding the Royalty Obligations; provided, however, that nothing in this Section 12.1 shall be deemed to affect the enforceability of, or the Parties’ rights and obligations under, this Agreement.

12.2                        Release by Takeda.  Takeda, on behalf of itself and its Affiliates, and its and their respective officers, directors, shareholders, employees, agents, predecessors, successors and assigns, hereby fully, finally and irrevocably relinquishes, releases and discharges NPS and its Affiliates, and its and their respective officers, directors, shareholders, employees, agents, predecessors, successors and assigns (collectively, the “NPS Released Parties”), from any and all claims, damages, Liabilities, obligations, and causes of action, including indemnification claims, known or unknown, suspected or unsuspected, in law or equity, that were asserted, or that could have been asserted by any Takeda Released Party under or in connection with the License Agreements, whether accrued or not; provided, however, that nothing in this Section 12.1 shall be deemed to affect the enforceability of, or the Parties’ rights and obligations under, this Agreement.

13.                               TERM AND TERMINATION

13.1                        Term of Agreement.  The term of this Agreement shall commence on the Effective Date and unless earlier terminated in accordance with Section 13.2 shall continue in effect until the completion of performance by both Parties of all of their obligations under this Agreement other than the obligations that survive expiration or termination of this Agreement pursuant to Section 13.3(c).

13.2                        Termination.

(a)                                 If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”).  The Parties agree that termination pursuant to this Section 13.2(a) is a remedy to be invoked only if the breach cannot be adequately remedied through a combination of specific performance and the payment of money damages.   If the Breaching Party does not dispute that it has committed a material breach of one or more of its material obligations under this Agreement, then if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within ninety (90) days after receipt of the Default Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.  If the Breaching Party disputes that it has materially breached one of its material obligations under this Agreement, the dispute shall be resolved in accordance with Section 14.6.  If the Breaching Party is determined to be in material breach of one or more of its material obligations under this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such material breach within ninety (90) days after such ruling, or if such compliance cannot be fully achieved within such ninety- (90-) day period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

(b)                                 Either Party may terminate this Agreement immediately upon notice to the other Party if the other Party shall (i) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of that Party or its assets; (ii) propose a written agreement of composition or extension of all of its debts; (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (iv) propose or be a party to any dissolution or liquidation; (v) make an assignment for the benefit of its creditors; or (vi) admit in writing its inability generally to pay its debts as they become due in the general course;

13.3                        Effects of Termination.

(a)                                 The termination of this Agreement for any reason shall not release either Party from any liability or obligation that, at the time of such termination, has already accrued to such Party or that is attributable to a period prior to such termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

(b)                                 Upon expiration or termination of this Agreement, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

(c)                                  Upon the expiration or earlier termination of this Agreement, the following Articles and Sections shall survive:  Sections 3.2, 3.6, 3.7, 3.8, 3.9, 8.3, 10.5, and 13.3, and Articles 5, 9, 11, 12 and 14.

14.                               MISCELLANEOUS

14.1                        Assignment.  Neither Party may assign or otherwise transfer this Agreement or any of its obligations hereunder without the prior written consent of the other Party, except that NPS may assign this Agreement without the consent of Takeda to any of its Affiliates; provided that NPS shall remain responsible and liable for the performance by such Affiliate of its obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of the Parties.

14.2                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and both of which together shall be deemed to be one (1) and the same agreement.  This Agreement may be executed by facsimile or in .pdf format via email and such signatures shall be deemed to bind each Party as if they were original signatures.

14.3                        Entire Agreement.  This Agreement, together with the other Transaction Agreements and the exhibits and schedules hereto and thereto, shall constitute and contain the entire understanding and agreement of the Parties respecting the subject matter of hereof and thereof, and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (including, for the avoidance of doubt, the License Agreements in all respects, including any survival provisions therein).  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties hereto.

14.4                        Force Majeure.  Neither Party shall be liable for damages or be deemed to have defaulted under or breached this Agreement, nor shall this Agreement be terminable or cancelable, by reason of any delay or failure in such Party’s performance hereunder if such failure or delay is caused by acts of God, war or insurrection, civil commotion, earthquake, fire, flood, storm or epidemic or other cause out of such Party’s reasonable control (“Force Majeure”).  The Party whose performance is affected shall endeavor to resume its performance hereunder as soon as reasonably possible if such performance is delayed or interrupted by reason of Force Majeure.

14.5                        Further Assurances.  Each of Takeda and NPS shall, at any time or from time to time after the Effective Date, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in NPS all of Takeda’s right, title and interest in and to the Purchased Assets as contemplated hereby, and (b) effectuate NPS’s assumption of the Assumed Liabilities; provided, that after the Effective Date, apart from such customary further assurances, neither Takeda nor NPS shall have any other obligations except as specifically set forth and described herein.

14.6                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the application of principles of conflicts of law that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  Any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement shall be submitted to a federal or state court of competent jurisdiction in the State of New York.  The Parties expressly consent to the exclusive jurisdiction of the state and federal courts of the State of New York with respect to any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and waive any objection they may have as to jurisdiction and venue regarding the state and federal courts of the State of New York. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.8 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

14.7                        Independent Contractors.  Each Party is an independent contractor under this Agreement.  Nothing contained in this Agreement is intended nor is to be construed so as to constitute NPS or Takeda as partners or joint venturers with respect to this Agreement.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party, or to bind the other Party to any other contract, agreement or undertaking with any Third Party or Affiliate.

14.8                        Notices.  All notices or other communications that are required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below.  Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a business day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second business day after dispatch, if sent by internationally-recognized overnight courier.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For NPS:	NPS Pharmaceuticals, Inc.
550 Hills Drive
Bedminster, NJ 07921 USA
Fax: 908-450-5351
Attention: General Counsel

For Takeda:	Takeda GmbH
Takeda Pharma A/S
c/o Takeda Pharmaceuticals International GmbH
Thurgauerstrasse 130
8152 Glattpark-Opfikon (Zuerich)
Schwitzerland
Fax: +41 44 555 1250
Attention: General Counsel

14.9                        Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Parties shall substitute by mutual consent a valid provision for such illegal, unenforceable or void provision, which valid provision in its economic effect is sufficiently similar to the illegal, unenforceable or void provision that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provision.  If such valid provision cannot be agreed on, then this Agreement shall continue in full force and effect without such illegal, unenforceable or void provision, so long as this Agreement, taking into account such provision, continues to provide the Parties with materially the same benefits as set forth in this Agreement containing such provision on the Effective Date.

14.10                 Waiver.  No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

14.11                 Cumulative Remedies.  Except as set forth in Section 11.5, all rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.12                 Construction.  Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein means including, without limiting the generality of any description preceding such term.  The term “or” as used herein shall be construed in its inclusive sense (“and/or”).  References in this Agreement to any Article, Section, or Schedule mean references to such Article, Section, or Schedule of this Agreement, unless expressly stated otherwise.  All dollars are United States Dollars.  As both Parties have been represented by counsel, any ambiguities in this Agreement shall not be construed against the drafter.

14.13                 Equitable Relief.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party hereby waives any requirement that the other Party post a bond or other security as a condition for obtaining any such relief.

14.14                 English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.15                 Bulk Sales Statutes.  NPS hereby waives compliance by Takeda with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

14.16                 No Benefits to Third Parties.  Except for the provisions of Article 11, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

14.17                 Withholding Taxes.  Takeda and NPS acknowledge and agree that NPS will not withhold any taxes with respect to the issuance of the Shares or payment of the Milestone Payment in immediately available funds to Takeda hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, by their duly authorized officers, have executed this Agreement as of the Effective Date.

NPS PHARMACEUTICALS, INC.

By:	/s/ Francois Nader
	Name:	Francois Nader
	Title:	President and CEO

TAKEDA GmbH

By:	/s/ Ranier Wiartalla
	Name:	Ranier Wiartalla
	Title:	Managing Director

By:	/s/ Dr. Daniela Bundschuh
	Name:	Dr. Daniela Bundschuh
	Title:	Managing Director

TAKEDA PHARMA A/S

By:	/s/ Ghita Astrup
	Name:	Ghita Astrup
	Title:	Managing Director

[Signature Page to Termination and Transition Agreement]